UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                SCHEDULE 13G/A
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 3)*


                            Metal Management, Inc.
         ____________________________________________________________
                               (Name of Issuer)


                    Common Stock, par value $0.01 per share
         _____________________________________________________________
                        (Title of Class of Securities)


                                   591097209
         _____________________________________________________________
                                (CUSIP Number)


                                                    Robert Weiss
                                         MatlinPatterson Global Opportunities
         Robert Weiss                              Partners L.P.
      MatlinPatterson LLC               c/o MatlinPatterson Global Partners LLC
       520 Madison Avenue                          520 Madison Avenue
    New York, New York 10022                    New York, New York 10022
   Telephone: (212) 651-9555                    Telephone: (212) 651-9555
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               November 19, 2002
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

_______________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 2 of 23 PAGES
------------------------                                -----------------------


-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson LLC

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                         (a) [x]
                                                                  (b) [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

 NUMBER OF SHARES          0
   BENEFICIALLY      ----------------------------------------------------------
    OWNED EACH        6.   SHARED VOTING POWER
 REPORTING PERSON
       WITH                823,753
                      ---------------------------------------------------------
                      7.   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           823,753

-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       823,753

-------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                  [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       HC
-------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 3 of 23 PAGES
------------------------                                -----------------------

-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Asset Management LLC

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                         (a) [x]
                                                                  (b) [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

 NUMBER OF SHARES          0
   BENEFICIALLY      ----------------------------------------------------------
    OWNED EACH        6.   SHARED VOTING POWER
 REPORTING PERSON
       WITH                823,753
                      ---------------------------------------------------------
                      7.   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           823,753

-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       823,753

-------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                  [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       HC
-------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 4 of 23 PAGES
------------------------                                -----------------------

-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Global Opportunities Partners L.P.

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                         (a) [x]
                                                                  (b) [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

 NUMBER OF SHARES          0
   BENEFICIALLY      ----------------------------------------------------------
    OWNED EACH        6.   SHARED VOTING POWER
 REPORTING PERSON
       WITH                823,753
                      ---------------------------------------------------------
                      7.   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           823,753

-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       823,753

-------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                  [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       PN
-------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 5 of 23 PAGES
------------------------                                -----------------------

-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Global Opportunities Partners (Bermuda) L.P.

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                         (a) [x]
                                                                  (b) [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Bermuda

-------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

 NUMBER OF SHARES          0
   BENEFICIALLY      ----------------------------------------------------------
    OWNED EACH        6.   SHARED VOTING POWER
 REPORTING PERSON
       WITH                823,753
                      ---------------------------------------------------------
                      7.   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           823,753

-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       823,753

-------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                  [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       PN
-------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 6 of 23 PAGES
------------------------                                -----------------------

-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Global Partners LLC

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                         (a) [x]
                                                                  (b) [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

 NUMBER OF SHARES          0
   BENEFICIALLY      ----------------------------------------------------------
    OWNED EACH        6.   SHARED VOTING POWER
 REPORTING PERSON
       WITH                823,753
                      ---------------------------------------------------------
                      7.   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           823,753

-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       823,753

-------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                  [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       HC
-------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 7 of 23 PAGES
------------------------                                -----------------------

-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MatlinPatterson Global Advisers LLC

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                         (a) [x]
                                                                  (b) [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

 NUMBER OF SHARES          0
   BENEFICIALLY      ----------------------------------------------------------
    OWNED EACH        6.   SHARED VOTING POWER
 REPORTING PERSON
       WITH                823,753
                      ---------------------------------------------------------
                      7.   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           823,753

-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       823,753

-------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                  [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       HC,IA
-------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 8 of 23 PAGES
------------------------                                -----------------------

-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       David J. Matlin

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                         (a) [x]
                                                                  (b) [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America

-------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

 NUMBER OF SHARES          0
   BENEFICIALLY      ----------------------------------------------------------
    OWNED EACH        6.   SHARED VOTING POWER
 REPORTING PERSON
       WITH                823,753
                      ---------------------------------------------------------
                      7.   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           823,753

-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       823,753

-------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                  [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       IN
-------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 9 of 23 PAGES
------------------------                                -----------------------

-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Mark R. Patterson

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                         (a) [x]
                                                                  (b) [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America

-------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

 NUMBER OF SHARES          0
   BENEFICIALLY      ----------------------------------------------------------
    OWNED EACH        6.   SHARED VOTING POWER
 REPORTING PERSON
       WITH                823,753
                      ---------------------------------------------------------
                      7.   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           823,753

-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       823,753

-------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                  [  ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       IN
-------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 10 of 23 PAGES
------------------------                                -----------------------



     Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended, the undersigned are hereby filing this Amendment No. 3 (this "Amendment") to the Schedule 13G filed on July 26, 2002 ("Schedule 13G"), Amendment No. 1 filed on August 28, 2002 and Amendment No. 2 filed on February 14, 2003 by MatlinPatterson LLC ("Matlin Patterson"), a Delaware limited liability company, MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a Delaware limited liability company, MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a Delaware limited partnership, MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), a Bermuda limited partnership, MatlinPatterson Global Partners LLC ("MatlinPatterson Global Partners"), MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a Delaware limited liability company, David
J. Matlin and Mark R. Patterson (collectively, "Reporting Persons") with the United States Securities and Exchange Commission relating to the common stock, par value $0.01 per share, of Metal Management, Inc., (the "Issuer"), a Delaware corporation, solely for the purpose of correcting a clerical error to Amendment No. 2, as such, this Amendment No. 3 is hereby filed to amend and restate Amendment No. 2 to the Schedule 13G, to amend the percentage of outstanding common stock owned by the Reporting Persons, to reflect that the Reporting Persons are acting as a group and to add the signatures of David J. Matlin and Mark R. Patterson.

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 11 of 23 PAGES
------------------------                                -----------------------


ITEM 2(a).     NAMES OF PERSONS FILING.

               (1) MatlinPatterson LLC.  See Schedule I.

               (2) MatlinPatterson Asset Management LLC.

               (3) MatlinPatterson Global Opportunities Partners L.P.

               (4) MatlinPatterson Global Opportunities Partners (Bermuda) L.P.

               (5) MatlinPatterson Global Partners LLC.

               (6) MatlinPatterson Global Advisers LLC.

               (7) David J. Matlin.

               (8) Mark R. Patterson.


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               (1) MatlinPatterson LLC
                   520 Madison Avenue
                   New York, New York 10022

               (2) MatlinPatterson Asset Management LLC
                   520 Madison Avenue
                   New York, New York 10022

               (3) MatlinPatterson Global Opportunities Partners L.P.
                   520 Madison Avenue
                   New York, New York  10022

               (4) MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
                   c/o MatlinPatterson Global Partners LLC
                   520 Madison Avenue
                   New York, New York 10022

               (5) MatlinPatterson Global Partners LLC
                   520 Madison Avenue
                   New York, New York 10022

               (6) MatlinPatterson Global Advisers LLC
                   520 Madison Avenue
                   New York, New York 10022

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 12 of 23 PAGES
------------------------                                -----------------------


               (7) David J. Matlin
                   520 Madison Avenue
                   New York, New York 10022

               (8) Mark R. Patterson
                   520 Madison Avenue
                   New York, New York  10022


ITEM 2(c)      CITIZENSHIP

               (1) Delaware

               (2) Delaware

               (3) Delaware

               (4) Bermuda

               (5) Delaware

               (6) Delaware

               (7) United States of America

               (8) United States of America


ITEM 4         OWNERSHIP

               (a) Amount beneficially owned:

                   (1)  See response to Item 9 on page 2.

                   (2)  See response to Item 9 on page 3.

                   (3)  See response to Item 9 on page 4.

                   (4)  See response to Item 9 on page 5.

                   (5)  See response to Item 9 on page 6.

                   (6)  See response to Item 9 on page 7.

                   (7)  See response to Item 9 on page 8.

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 13 of 23 PAGES
------------------------                                -----------------------


                   (8)  See response to Item 9 on page 9.

               (b) Percent of class:

                   (1)  See response to Item 11 on page 2.

                   (2)  See response to Item 11 on page 3.

                   (3)  See response to Item 11 on page 4.

                   (4)  See response to Item 11 on page 5.

                   (5)  See response to Item 11 on page 6.

                   (6)  See response to Item 11 on page 7.

                   (7)  See response to Item 11 on page 8.

                   (8)  See response to Item 11 on page 9.

               (c) Number of shares as to which the person has:

                   (i)  Sole power to vote or to direct the vote:

                        (1)  See response to Item 5 on page 2.

                        (2)  See response to Item 5 on page 3.

                        (3)  See response to Item 5 on page 4.

                        (4)  See response to Item 5 on page 5.

                        (5)  See response to Item 5 on page 6.

                        (6)  See response to Item 5 on page 7.

                        (7)  See response to Item 5 on page 8.

                        (8)  See response to Item 5 on page 9.

                  (ii)  Shared power to vote or to direct the vote:

                        (1)  See response to Item 6 on page 2.

                        (2)  See response to Item 6 on page 3.


------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 14 of 23 PAGES
------------------------                                -----------------------


                        (3)  See response to Item 6 on page 4.

                        (4)  See response to Item 6 on page 5.

                        (5)  See response to Item 6 on page 6.

                        (6)  See response to Item 6 on page 7.

                        (7)  See response to Item 6 on page 8.

                        (8)  See response to Item 6 on page 9.

                  (iii) Sole power to dispose or to direct the disposition of:

                        (1)  See response to Item 7 on page 2.

                        (2)  See response to Item 7 on page 3.

                        (3)  See response to Item 7 on page 4.

                        (4)  See response to Item 7 on page 5.

                        (5)  See response to Item 7 on page 6.

                        (6)  See response to Item 7 on page 7.

                        (7)  See response to Item 7 on page 8.

                        (8)  See response to Item 7 on page 9.

                   (iv) Shared power to dispose or to direct the disposition of:

                        (1)  See response to Item 8 on page 2.

                        (2)  See response to Item 8 on page 3.

                        (3)  See response to Item 8 on page 4.

                        (4)  See response to Item 8 on page 5.

                        (5)  See response to Item 8 on page 6.

                        (6)  See response to Item 8 on page 7.

                        (7)  See response to Item 8 on page 8.

                        (8)  See response to Item 8 on page 9.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 15 of 23 PAGES
------------------------                                -----------------------


               CONTROL PERSON.

               See Schedule I.

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 16 of 23 PAGES
------------------------                                -----------------------



                                  SCHEDULE I

The first and second paragraph of Schedule I to Schedule 13G shall be amended and restated as follows:

This Schedule 13G is being filed by, among others, Matlin Patterson LLC ("MatlinPatterson"), a limited liability company organized under the laws of Delaware. David J. Matlin and Mark R. Patterson own all of the membership interests of MatlinPatterson. The principal business of MatlinPatterson is acting as the managing member of MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a limited liability company organized under the laws of Delaware. The address of MatlinPatterson's principal business and office is 520 Madison Avenue, New York, New York 10022. The principal business of
Matlin Asset Management is acting as managing member of MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a limited liability company organized under the laws of Delaware and MatlinPatterson Global Partners LLC ("MatlinPatterson Partners"), a limited liability company organized under the laws of Delaware. The principal business of MatlinPatterson Partners is acting as general partner of Matlin Partners (defined below). The address of Matlin Asset Management's principal business and office is 520 Madison Avenue, New York, New York 10022.

Matlin Advisers is a wholly-owned subsidiary of Matlin Asset Management. Matlin Advisers performs certain investment advisory services on behalf of MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a limited partnership organized under the laws of Delaware, and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), an exempted limited partnership organized under the laws of Bermuda, pursuant to a certain Amended and Restated Investment Advisory Agreement, dated as of October 16, 2001 (the "Investment Advisory Agreement"), among CSFB Global Opportunities Advisers, LLC ("CSFB Advisers"), CSFB Global Opportunities Partners, L.P. and CSFB Global Opportunities Partners (Bermuda), L.P. (collectively, "CSFB Partners"), which Investment Advisory Agreement was sold by CSFB Advisers to Matlin Advisers pursuant to the Restructuring Agreement, dated as of June 27, 2002, among Credit Suisse First Boston, Inc., CSFB Advisers, CSFB Global Opportunities Investments, L.P., CSFB Global Opportunities Investment (GP) Corp., Hemisphere Global Opportunities Partners, Ltd., GOP Domestic Partners, L.P., GOP International Partners, L.P., Matlin Advisers, Matlin Patterson Global Partners LLC ("Matlin Patterson Partners"), Matlin Patterson, Matlin Asset Management and individuals identified therein. The address of Matlin Advisors' principal business and office is 520 Madison Avenue, New York, New York 10022. Matlin Partners beneficially own 823,753 shares of common stock of Metal Management, Inc., representing 8.3% of the Issuer Common Stock (based on 9,982,090 shares outstanding as of December 31, 2002 as reported on a Form S-3/A of Metal Management, Inc. filed on January 23, 2003). The principal business of MatlinPatterson Partners is acting as the general partner to Matlin Partners. The address of MatlinPatterson Partners' principal business and office is 520 Madison Avenue, New York, New York 10022.

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 17 of 23 PAGES
------------------------                                -----------------------


MATERIALS TO BE FILED AS EXHIBITS

Exhibit A. Joint Filing Agreement, dated as of February 25, 2003, by and among the Reporting Persons.

                           [SIGNATURE PAGE FOLLOWS]

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 18 of 23 PAGES
------------------------                                -----------------------



                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 25, 2003

                            MATLINPATTERSON LLC


                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Member



                            MATLINPATTERSON ASSET MANAGEMENT LLC

                            By: MatlinPatterson LLC, its Manager


                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Chairman



                            MATLINPATTERSON GLOBAL OPPORTUNITIES
                              PARTNERS L.P.

                            By:    MatlinPatterson Global Partners
                                   LLC, its General Partner


                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Director

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 19 of 23 PAGES
------------------------                                -----------------------




                            MATLINPATTERSON GLOBAL OPPORTUNITIES
                              PARTNERS (BERMUDA) L.P.

                            By:  MatlinPatterson Global Partners
                                 LLC, its General Partner


                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Director



                            MATLINPATTERSON GLOBAL PARTNERS LLC


                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Director



                            MATLINPATTERSON GLOBAL ADVISERS LLC


                            By: /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Chairman



                            DAVID J. MATLIN


                            By: /s/  David J. Matlin
                            -----------------------------------------
                            Name:  David J. Matlin



                            MARK R. PATTERSON


                            By: /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 20 of 23 PAGES
------------------------                                -----------------------


Exhibit A. Joint Filing Agreement, dated as of February 25, 2003, by and among the Reporting Persons

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 21 of 23 PAGES
------------------------                                -----------------------





                                                                     EXHIBIT A

              JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)


This agreement, dated February 25, 2003, is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by
Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

                           [SIGNATURE PAGE FOLLOWS]

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 22 of 23 PAGES
------------------------                                -----------------------





                                   SIGNATURE

Dated:  February 25, 2003



                            MATLINPATTERSON LLC


                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Member



                            MATLINPATTERSON ASSET MANAGEMENT LLC

                            By: MatlinPatterson LLC, its Manager


                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Chairman



                            MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

                            By:  MatlinPatterson Global Partners
                                 LLC, its General Partner


                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Director



                            DAVID J. MATLIN


                            By: /s/  David J. Matlin
                            -----------------------------------------
                            Name:  David J. Matlin



                            MARK R. PATTERSON


                            By: /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson

------------------------                                -----------------------
CUSIP NO. 591097209                   13G                  Page 23 of 23 PAGES
------------------------                                -----------------------



                            MATLINPATTERSON GLOBAL OPPORTUNITIES
                            PARTNERS (BERMUDA) L.P.

                            By:  MatlinPatterson Global Partners
                                 LLC, its General Partner



                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Director



                            MATLINPATTERSON GLOBAL PARTNERS LLC


                            By: /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Director



                            MATLINPATTERSON GLOBAL ADVISERS LLC



                            By:  /s/  Mark R. Patterson
                            -----------------------------------------
                            Name:  Mark R. Patterson
                            Title: Chairman